Reading International Announces Stock Buy-back Program

Los Angeles, California, - (BUSINESS WIRE) – May 16, 2014 –  Reading International, Inc. (NASDAQ:RDI) announced today that the company's board of directors has authorized management, at its discretion, to spend from time to time up to an aggregate of $10,000,000  to acquire  shares of Reading’s Common Stock.

This approved stock repurchase plan will supersede and effectively cancel the existing program that was approved by the board on May 14, 2004 which allowed management to purchase up to 350,000 shares of Reading’s Common Stock. Under this plan 245,675 shares have been repurchased, as of today’s date.

The repurchase program will allow Reading to repurchase its shares from time to time in accordance with the requirements of the Securities and Exchange Commission on the open market, in block trades and in privately negotiated transactions, depending on market conditions and other factors.  All purchases are subject to the availability of shares at prices that are acceptable to Reading, and accordingly, no assurances can be given as to the timing or number of shares that may ultimately be acquired pursuant to this authorization.

Reading is currently active in the open market buying back its shares.

About Reading International, Inc.

Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning and operating real estate assets.  Our business consists primarily of:

•	the development, ownership and operation of multiplex cinemas in the United States, Australia and New Zealand; and
•

the development, ownership, and operation of retail and commercial real estate in Australia, New Zealand, and the United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

Reading manages its worldwide business under various different brands:

•	in the United States, under the
o	Reading brand (http://www.readingcinemasus.com);
o	Angelika Film Center brand (http://www.angelikafilmcenter.com);
o	Consolidated Theatres brand (http://www.consolidatedtheatres.com);
o	City Cinemas brand (http://www.citycinemas.com);
o	Beekman Theatre brand (http://www.beekmantheatre.com);
o	The Paris Theatre brand (http://www.theparistheatre.com);
o	Liberty Theatres brand (http://libertytheatresusa.com/); and
o	Village East Cinema brand (http://villageeastcinema.com)
•	in Australia, under the

o	Reading brand (http://www.readingcinemas.com.au); and
o	Newmarket brand (http://readingnewmarket.com.au)
•	in New Zealand, under the
o	Reading brand (http://www.readingcinemas.co.nz);
o	Rialto brand (http://www.rialto.co.nz);
o	Reading Properties brand (http://readingproperties.co.nz);
o	Courtenay Central brand (http://www.readingcourtenay.co.nz);
o	Steer n’ Beer restaurant brand (http://steernbeer.co.nz); and
o	Taupo Motel brand (http://www.sailstaupo.co.nz).

For more information, contact:

Andrzej Matyczynski, Chief Financial Officer

Reading International, Inc.  (213) 235-2240